Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors

Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phillips-Van Heusen Corporation 2000 Stock Option Plan of our report dated May 17, 2000 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that are included in its Form 10-Q for the thirteen weeks ended April 30, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York

July 10, 2000